                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:

/X/  Preliminary Proxy Statement
/ / Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                    SBE, Inc.
                (Name of Registrant as Specified In Its Charter)

                                 Not applicable
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ /  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1.   Title of each class of securities to which transaction applies:
          ______________________________
     2.   Aggregate number of securities to which transaction applies:
          ______________________________
     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):___________
          ______________________________
     4.   Proposed maximum aggregate value of transaction:_____________________
          ______________________________
     5.   Total fee paid:______________________________________________________

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.   Amount Previously Paid:______________________________________________
     2.   Form, Schedule or Registration Statement No.:________________________
          _____________________________
     3.   Filing Party:________________________________________________________
     4.   Date Filed:__________________________________________________________

                                    SBE, Inc.
                             4550 NORRIS CANYON ROAD
                          SAN RAMON, CALIFORNIA  94583

            NOTICE OF SOLICITATION OF WRITTEN CONSENT OF SHAREHOLDERS


TO THE SHAREHOLDERS OF SBE, INC.:

     NOTICE IS HEREBY GIVEN that the written consent of the shareholders of SBE, Inc., a California corporation (the "Company"), is being solicited for the following purposes:

     1. To approve an amendment to the Company's Amended and Restated Articles of Incorporation to (a) increase the authorized number of shares of Common Stock from 6,000,000 shares to 10,000,000 shares; and (b) increase the authorized number of shares of Preferred Stock from 50,000 shares to 2,000,000 shares.

     2. To approve the issuance and private sale of up to 1,000,000 shares of a new series of the Company's Preferred Stock, designated "Series A Convertible Preferred Stock," on the terms and subject to the conditions described in this Consent Solicitation Statement.

     The items set forth below are more fully described in the Consent Solicitation Statement accompanying this Notice.

     Only shareholders of record at the close of business on December 11, 1995 are entitled to consent to the foregoing matters by executing and returning the enclosed consent form.

                                   By Order of the Board of Directors



                                   William R. Gage
                                   CHAIRMAN OF THE BOARD

San Ramon, California
December 18, 1995


YOUR WRITTEN CONSENT IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. IN ORDER TO ENSURE THAT YOUR CONSENT WILL BE COUNTED, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED CONSENT FORM AND RETURN IT, USING THE ENCLOSED ENVELOPE, AS SOON AS POSSIBLE.

                                    SBE, Inc.
                             4550 NORRIS CANYON ROAD
                          SAN RAMON, CALIFORNIA  94583


                         CONSENT SOLICITATION STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The Board of Directors of SBE, Inc., a California corporation (the "Company"), has determined that the Company must obtain between $8,000,000 and $12,000,000 of additional equity financing as described in Proposal 2 below. Accordingly, your consent is being solicited on behalf of the Board of Directors to (a) an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 6,000,000 shares to 10,000,000 shares and increase the authorized number of shares of Preferred Stock from 50,000 shares to 2,000,000 shares; and (b) the issuance and private sale of up to 1,000,000 shares of a new series of the Company's Preferred Stock, designated "Series A Convertible Preferred Stock." The Company intends to mail this consent solicitation statement and accompanying consent form on or about December 18, 1995 to all shareholders of record at the close of business on December 11, 1995 (the "Record Date").

SOLICITATION

     The Company will bear the entire cost of solicitation of consents, including preparation, assembly, printing and mailing of this Consent Solicitation Statement, the consent form and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of consents by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

RECORD DATE AND OUTSTANDING SHARES

     Only shareholders of record at the close of business on the Record Date are entitled to approve the matters described herein. On the Record Date, the Company had outstanding and entitled to vote __________ shares of Common Stock.

CONSENT REQUIRED

     The California Corporations Code requires that Proposal 1 (relating to the amendment to the Company's Articles of Incorporation) be approved by a majority of the outstanding shares of Common Stock. Rules promulgated by the National Association of Securities Dealers, Inc. for companies whose stock is listed on the Nasdaq National Market require that Proposal 2 (relating to the private placement of Preferred Stock) also be approved by a majority of the outstanding shares of Common Stock.

     The Company may take the actions described in the proposal contained herein as soon as it has received consents from shareholders holding a sufficient number of shares of Common Stock to approve such proposals. THE COMPANY WISHES TO TAKE THESE ACTIONS IN EARLY 1996. THEREFORE, SHAREHOLDERS WHO WISH TO APPROVE SUCH PROPOSALS ARE URGED TO EXECUTE AND RETURN THE ENCLOSED CONSENT FORM TO

THE COMPANY IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE, BUT IN NO EVENT LATER THAN JANUARY 22, 1996.

REVOCABILITY OF CONSENTS

     Any person giving a consent to either proposal pursuant to this solicitation has the power to revoke it by a writing received by the Company prior to the time that consents representing the number of shares required to authorize such proposal have been filed with the Company's transfer agent, First National Bank of Boston, Attn: Duane Knutson, 435 Tasso Street, Suite 250, Palo Alto, California 93404. Consents may not be revoked thereafter. Any such revocation will become effective upon its receipt by the Company's transfer agent.


                                   PROPOSAL 1

             APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF
                           COMMON AND PREFERRED STOCK

GENERAL

     The Board of Directors has voted, subject to shareholder approval, to amend and restate the Company's Articles of Incorporation to (a) increase the authorized number of shares of Common Stock from 6,000,000 shares to 10,000,000 shares; and (b) increase the authorized number of shares of Preferred Stock from 50,000 shares to 2,000,000 shares.

DESCRIPTION OF CAPITAL STOCK

     The additional Common Stock to be authorized by adoption of the amendment and restatement would have rights identical to the currently outstanding common Stock of the Company, and the additional Preferred Stock to be authorized would have rights, restrictions, preferences and privileges designated by the Board of Directors pursuant to the Company's Amended and Restated Articles of Incorporation. Adoption of the proposed amendment and restatement would not affect the rights of the holders of currently outstanding shares of Common Stock of the Company. However, the issuance of Preferred Stock could affect the rights of the Common Stock. See "Proposal 2 -- Approval of Private Placement of Common Stock -- Effects of Private Placement on Existing Security Holders." If the amendment and restatement is approved, it will become effective upon filing of Amended and Restated Articles of Incorporation with the Secretary of State of the State of California. In addition to the __________ shares of Common Stock outstanding at December 11, 1995, the Board of Directors has reserved _________ _____ shares for issuance upon exercise of options and rights granted under the Company's stock option and stock purchase plans.

EFFECTS OF INCREASING AUTHORIZED SHARES ON EXISTING SECURITY HOLDERS

     The principal purpose of the proposed increase in authorized shares is to permit the issuance of Series A Convertible Preferred Stock described in Proposal 2 below. The additional shares may be issued, however, without further shareholder approval for various purposes including, without limitation, raising capital, providing equity incentives to employees, officers, directors or consultants establishing strategic relationships with other companies and expanding the Company's business or product lines through the acquisition of other businesses or products. The preferred stock not issued in the private placement discussed below may have rights, preferences and privileges senior to the Common Stock or

                                       2.

the Series A Convertible Preferred Stock. The Company has no present intent to issue Common Stock or Preferred Stock for these purposes other than as described in Proposal 2 below.

     The additional shares of Common Stock and Preferred Stock that would become available for issuance if the proposal were adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further shareholder approval, the Board of Directors could adopt a "poison pill" that would, under certain circumstances related to an acquisition of shares not approved by the Board of Directors, give certain holders the right to acquire additional shares of Common Stock or Preferred Stock at a low price, or the Board of Directors could strategically sell shares of Common Stock or Preferred Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Although this proposal to increase the authorized Common Stock and Preferred Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt, the approval of this proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices. The Company has no present intent to issue Common Stock or Preferred Stock for this purpose.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 1.


                                   PROPOSAL 2

                APPROVAL OF PRIVATE PLACEMENT OF PREFERRED STOCK

     The Board of Directors has voted, subject to shareholder approval, to issue and sell in a private placement up to 1,000,000 shares of a new series of the Company's Preferred Stock, designated "Series A Convertible Preferred Stock."

REASONS FOR PRIVATE PLACEMENT

     For the last decade, the Company has specialized in the development of board-level data communications products and industrial computer equipment. However, in the early 1990's, the Company determined that a large opportunity existed in the emerging remote local area network (LAN) market for low-end remote access products. To seize that opportunity, the Company has invested significant resources in developing netXpand, its new line of standalone remote LAN access server/router products. In addition, the Company is restructuring its sales and marketing channels and has added certain key management personnel to better serve this emerging market. As a result of this investment and decreased sales attributable to the shift in product focus, the Company incurred substantial operating losses in fiscal 1995. The Board of Directors has determined that the Company must obtain between $8,000,000 and $12,000,000 of additional equity capital to gain additional market penetration for its netXpand products, to develop enhancements to its netXpand products and traditional product lines, to complete the restructuring of its sales and marketing channels and for other working capital purposes.

PROPOSED TERMS OF PRIVATE PLACEMENT

     The terms of the proposed private placement, including the rights, preferences and privileges of the Series A Convertible Preferred Stock, will be determined by negotiation between the Company and the investors participating in such financing. The terms of the Series A Convertible Preferred Stock, after

                                       3.

approval by the Company's Board of Directors, will be embodied in a Certificate of Designation filed with the Secretary of State of California. Such Certificate of Designation will constitute an amendment to the Company's Amended and Restated Articles of Incorporation.

     No investor has as yet agreed to participate, so negotiations with investors have not yet begun. Therefore, the terms of the proposed private placement cannot be described with any degree of precision. However, the Board of Directors expects the following matters to be topics of discussion:

     VOTING RIGHTS

     The Board of Directors expects that each holder of Series A Convertible Preferred Stock will be entitled to one vote for each share of Common Stock into which the Series A Convertible Preferred Stock will be convertible on all matters to be voted upon by the shareholders. With respect to the election of directors, the holders of Series A Convertible Preferred Stock would be entitled to exercise cumulative voting rights in the same manner as holders of Common Stock.

     CONVERSION RIGHTS

     The Board of Directors expects that each share of Series A Convertible Preferred Stock will initially be convertible, at the option of the shareholder, into one or more shares of Common Stock. The rate at which each share of Series A Convertible Preferred Stock converts into Common Stock may be subject to change, based on factors such as certain future stock issuances by the Company at prices below the conversion price then in effect.

     REGISTRATION RIGHTS

     The Board of Directors expects that the holders of Series A Convertible Preferred Stock will be entitled to have the Company register such stock with the Securities and Exchange Commission and applicable state securities authorities for public resale under certain circumstances.

     DIVIDENDS

     The holders of Series A Convertible Preferred Stock may be entitled to fixed dividends, subject to restrictions on dividend payment imposed by applicable law.

     LIQUIDATION PREFERENCE

     The holders of Series A Convertible Preferred Stock may be entitled to receive a portion of the proceeds from liquidation of the Company prior to the holders of Common Stock.

     OTHER PREFERENTIAL RIGHTS; PRICE PER SHARE

     The holders of Series A Convertible Preferred Stock may seek certain other preferential rights over the Common Stock, including the right to Board of Directors representation and the right to redemption of the Series A Convertible Preferred Stock under certain circumstances. In addition, the Company's investors may seek to impose certain restrictive covenants on the Company. The price per share of the Series A Convertible Preferred Stock will be based in part on these preferential rights and the market price of the Company's Common Stock on the date of sale. Because these preferential rights and the price of the Company's Common Stock will be based in large part upon market conditions and the Company's financial condition at the time of sale, it is impossible to estimate such terms at this time.

                                       4.

EFFECTS OF PRIVATE PLACEMENT ON EXISTING SECURITY HOLDERS

     The issuance of the Series A Convertible Preferred Stock, and the issuance of Common Stock upon conversion of the Series A Convertible Preferred Stock, will not affect the rights of holders of currently-outstanding Common Stock, except for effects incidental to increasing the number of shares of capital stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. In the event the holders of Series A Convertible Preferred Stock are entitled to a liquidation preference, the proceeds payable to holders of Common Stock upon any liquidation of the Company would be decreased by the amount of such preference.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

                                       5.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date by (a) all those known by the Company to be beneficial owners of more than 5% of its Common Stock, (b) each director, (c) the Company's Chief Executive Officer and its four other most highly compensated executive officers as of October 31, 1995 (the Company's most recent fiscal year end), and (d) all executive officers and directors of the Company as a group:

                                                    Beneficial Ownership (1)
                                                    ------------------------
                                                       Number      Percent
                     Beneficial Owner                of Shares   of Total (2)
                     ----------------                ---------   ------------
Mr. William R. Gage
     4550 Norris Canyon Road
     San Ramon, CA  94583. . . . . . . . . . . .      230,171        11.1%

FMR Corp. (3)
     82 Devonshire Street
     Boston, MA  02109 . . . . . . . . . . . . .      136,100         6.6%

Mr. Franklin P. Johnson
     2275 E. Bayshore Road, Suite 150
     Palo Alto, CA  94301. . . . . . . . . . . .      133,995         6.5%

Mr. John W. Gage (4)
     4550 Norris Canyon Road
     San Ramon, CA  94583. . . . . . . . . . . .      125,783         6.1%

Doris Anderson Trust
     St. Mary's Road
     Lafayette, CA  94549. . . . . . . . . . . .      103,759         5.0%

Mr. William B. Heye, Jr. (5) . . . . . . . . . .      111,931         5.1%

Mr. Belton E. Allen (5). . . . . . . . . . . . .       29,989         1.4%

Mr. Raimon L. Conlisk (5). . . . . . . . . . . .        7,500         *

Mr. George E. Grega (5). . . . . . . . . . . . .        7,500         *

Mr. Edward H. Laird (5). . . . . . . . . . . . .        6,000         *

Mr. Eugene K. Buechele (5) . . . . . . . . . . .       11,100         *

Mr. Harold T. Hahn (5) . . . . . . . . . . . . .        3,750         *

Mr. Anthony J. Spielman (5). . . . . . . . . . .        5,100         *

All executive officers and directors as a group
(11 persons) (6) . . . . . . . . . . . . . . . .      421,191        18.8%


---------------

*    Less than one percent.

(1) This table is based on information supplied by officers, directors and principal shareholders of the Company and on any Schedules 13D or 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of

                                       6.

     the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2) Applicable percentages are based on 2,074,254 shares outstanding on October 31, 1995, adjusted as required by rules promulgated by the Securities and Exchange Commission.

(3) Shares are owned by Fidelity Low-Priced Stock Fund (the "Fund"), an investment company, and are also beneficially owned by Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., as a result of acting as investment adviser to the Fund. Mr. Edward C. Johnson 3d, and certain members of his family, form a controlling group with respect to FMR Corp., and FMR Corp., through its control of Fidelity, and the Fund each has sole investment power with respect to the shares indicated. Sole voting power with respect to the shares indicated resides with the Fund's Board of Trustees, and Fidelity carries out the voting of the shares indicated under written guidelines established by the Fund's Board of Trustees.

(4) Includes 518 shares held by Nikki Gage, Mr. Gage's wife, as to which Mr. Gage disclaims beneficial ownership.

(5)  Includes 110,320, 10,000, 7,500, 7,500, 3,500, 11,100, 3,750 and 5,000
     shares that Messrs. Heye, Allen, Conlisk, Grega, Laird, Buechele, Hahn and Spielman, respectively, have the right to acquire within 60 days of the Record Date under the Company's option plans.

(6) Includes shares described in the footnotes above and 8,250 shares that executive officers of the Company not named in the table above have the right to acquire within 60 days of the Record Date under the Company's option plans.


                              SHAREHOLDER PROPOSALS

     Proposals of shareholders that are intended to be presented at the Company's 1996 Annual Meeting of Shareholders must have been received by the Company not later than October 17, 1995 in order to be included in the proxy statement and proxy relating to that annual meeting.

                                   By Order of the Board of Directors



                                   WILLIAM R. GAGE
                                   CHAIRMAN OF THE BOARD

Dated:  December 18, 1995

                                       7.

                                    SBE, INC.

                   CONSENT SOLICITED BY THE BOARD OF DIRECTORS


THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH OF THE FOLLOWING
PROPOSALS:

1. To approve an amendment to the Company's Amended and Restated Articles of Incorporation to (a) increase the authorized number of shares of Common Stock from 6,000,000 to 10,000,000; and (b) increase the authorized number of shares of Preferred Stock from 50,000 shares to 2,000,000 shares.

          / /  FOR                 / /  AGAINST

2. To approve the issuance and private sale of up to 1,000,000 shares of a new series of the Company's Preferred Stock, designated "Series A Convertible Preferred Stock," on the terms and subject to the conditions described in the Consent Solicitation Statement.

          / /  FOR                 / /  AGAINST



Dated: __________________, 199__   ____________________________________________

                                   ____________________________________________
                                                  Signature(s)

                                   PLEASE SIGN EXACTLY AS YOUR NAME APPEARS
                                   HEREON.  IF THE STOCK IS REGISTERED IN THE
                                   NAMES OF TWO OR MORE PERSONS, EACH SHOULD
                                   SIGN.  EXECUTORS, ADMINISTRATORS, TRUSTEES,
                                   GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD
                                   THEIR TITLES.  IF SIGNER IS A CORPORATION,
                                   PLEASE GIVE FULL CORPORATE NAME AND HAVE A
                                   DULY AUTHORIZED OFFICER SIGN, STATING TITLE.
                                   IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN
                                   PARTNERSHIP NAME BY AUTHORIZED PERSON.

PLEASE VOTE, DATE AND RETURN THIS CONSENT IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES, AS SOON AS POSSIBLE, BUT IN NO EVENT LATER THAN JANUARY 22, 1995.